Exhibit 99.1

Press Release

May 25, 2010	Contact Information:

For Immediate Release	Michael H. Shapiro
Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports Fourth Quarter and Full Fiscal Year 2010 Results

Call scheduled for Wednesday, May 26, 2010 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – May 25, 2010

Fourth Quarter Highlights

•

Fourth quarter sales were $407 million, a decline of $26 million, or 6%, compared with the prior year fourth quarter; fourth quarter consolidated core sales contracted by 8% compared to the 2009 fourth quarter.

•

Fourth quarter income from operations was $57 million, or 14.1% of sales, and included $3 million of restructuring expenses and $3 million of pension expense (compared to $21 million of restructuring expense and $3 million of pension income in the same period of fiscal 2009).

•

Fourth quarter Adjusted EBITDA was $87 million (which included $3 million of pension expense), or 21.4% of sales. This compares to Adjusted EBITDA of $87 million (which included $3 million of pension income), or 20.2% of sales, in the fourth quarter of fiscal 2009.

•	Net debt leverage ratio at March 31, 2010 was 6.7x. Senior secured leverage ratio was 1.84 to 1.0 at March 31, 2010.

•	Cash balances were $263 million at March 31, 2010. Total liquidity (cash plus available borrowings) at March 31, 2010 was $471 million.

Fiscal 2010 Highlights

•	Fiscal 2010 sales were $1,510 million, a decline of $372 million, or 20%, compared with the prior year; consolidated core sales contracted by 20% compared to fiscal 2009.

•

Fiscal 2010 income from operations was $157 million, or 10.4% of sales, and included $7 million of restructuring expenses and $19 million of pension expense (compared to $25 million of restructuring expense and $11 million of pension income in fiscal 2009).

•

Fiscal 2010 Adjusted EBITDA was $280 million (which included $19 million of pension expense), or 18.5% of sales. This compares to Adjusted EBITDA of $366 million (which included $11 million of pension income), or 19.4% of sales, in fiscal 2009.

•	Fiscal 2010 free cash flow was $135 million.

Todd A. Adams, President and Chief Executive Officer, commented, “We are pleased with our fourth quarter results and finish to our fiscal 2010. Our operating teams have executed well and drove solid margin expansion and cash flow performance in the quarter as well as throughout the year. While certain of our end markets remain challenging, we are encouraged with the positive order trends we are experiencing in many of our businesses and anticipate reporting core revenue growth starting in our June 2010 quarter. Heading into fiscal 2011, we remain focused on investing across our businesses to better serve our customers which, in turn, will drive superior financial performance over the long term.”

Fourth Quarter 2010 Segment Highlights

Prior to the filing of this press release, we changed the name of our “Power Transmission” platform to “Process and Motion Control.” We believe the name “Process and Motion Control” more accurately depicts the capacity in which the products that make up this platform are utilized within their served end-markets.

Process and Motion Control

Process and Motion Control sales in the fourth quarter of fiscal 2010 were $284.5 million, a decrease of $27.4 million, or 8.8%, from the prior year fourth quarter. Process and Motion Control core sales contracted 11.6% and foreign currency translation increased sales 2.8% from the prior year fourth quarter. Order rates increased 4.0% from the prior year fourth quarter as we experienced increased demand across the majority of the end-markets in Process and Motion Control.

Process and Motion Control Adjusted EBITDA in the fourth quarter of fiscal 2010 was $70.5 million, or 24.8% of sales (which included $2.3 million of pension expense), compared to $68.7 million, or 22.0% of sales (which included $1.4 million of pension expense), in the prior year fourth quarter. Adjusted EBITDA increased $1.8 million and margins expanded 280 basis points year-over-year in the fourth quarter as cost reduction actions, lower material prices and productivity gains more than offset the unfavorable impact of the 8.8% contraction in sales and the $0.9 million increase in pension expense.

Water Management

Water Management sales in the fourth quarter of fiscal 2010 were $122.2 million, an increase of $1.9 million, or 1.6%, from the prior year fourth quarter. Water Management core sales were flat with the prior year fourth quarter and foreign currency translation increased sales 1.6% from the prior year quarter. Order rates increased just over 6.0% from the prior year fourth quarter driven by strong orders rates in the water and wastewater end-markets.

Water Management Adjusted EBITDA in the fourth quarter was $22.8 million, or 18.7% of sales, compared to $17.0 million, or 14.1% of sales, in the fiscal 2009 fourth quarter. Adjusted EBITDA increased $5.8 million and margins expanded 460 basis points year over year due to the benefit of cost reduction actions, lower material prices and productivity gains.

EBITDA, Adjusted EBITDA and Free Cash Flow

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA corresponds to “EBITDA” in the Company’s credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the table below entitled “Reconciliation of EBITDA and Adjusted EBITDA.” Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.

We define Free Cash Flow as cash flow from operations less capital expenditures.

About Rexnord

Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Process and Motion Control and Water Management, with approximately 5,700 employees worldwide. Our Process and Motion Control products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call and web presentation on Wednesday, May 26, 2010 at 10:00 a.m. Eastern Time to discuss its fiscal 2010 results and provide a general business update. Rexnord President and CEO Todd Adams and Vice President and CFO Michael Shapiro will co-host the call and web presentation.

The conference call can be accessed via telephone as follows:

Domestic toll-free #: 877-545-1407

International toll #: 719-325-4776

Access Code: 9004762

The web presentation can be accessed via the following web link:

Meeting URL: https://www119.livemeeting.com/cc/vcc/join

Meeting ID: w9004762

Entry Code: A900476

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 p.m. Eastern Time, May 26, 2010 until 1:00 p.m. Eastern Time, June 9, 2010. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 9004762.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Operations

(in millions)

	(Unaudited)		Fiscal Year Ended
	Fourth Quarter Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
Net sales	$406.7	$432.2	$1,510.0	$1,882.0
Cost of sales	258.1	291.7	998.0	1,277.0

Gross profit	148.6	140.5	512.0	605.0
Selling, general and administrative expenses	76.6	72.4	299.0	316.6
Intangible impairment charges	—	19.5	—	422.0
Restructuring and other similar costs	2.5	20.9	6.8	24.5
Amortization of intangible assets	12.3	12.0	49.7	48.9

Income (loss) from operations	57.2	15.7	156.5	(207.0)
Non-operating expense:
Interest expense, net	(47.3)	(43.1)	(183.7)	(178.4)
Other expense, net	(15.1)	(3.0)	(16.4)	(0.9)

Loss before income taxes	(5.2)	(30.4)	(43.6)	(386.3)
(Benefit) provision for income taxes	(16.3)	(22.6)	(38.0)	8.0

Net (loss) income	$11.1	$(7.8)	$(5.6)	$(394.3)

RBS Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions, except share amounts)

	March 31, 2010	March 31, 2009
Assets
Current assets:
Cash and cash equivalents	$263.2	$277.5
Receivables, net	234.1	258.8
Inventories, net	273.8	327.1
Other current assets	29.4	29.0

Total current assets	800.5	892.4

Property, plant and equipment, net	376.2	413.5
Intangible assets, net	688.5	736.4
Goodwill	1,012.2	1,010.9
Insurance for asbestos claims	86.0	90.0
Other assets	51.8	61.6

Total assets	$3,015.2	$3,204.8

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$5.3	$8.1
Trade payables	135.3	134.6
Income taxes payable	0.4	3.7
Deferred income taxes	2.1	10.8
Compensation and benefits	58.7	62.1
Current portion of pension obligations	2.7	2.6
Current portion of postretirement benefit obligations	3.4	2.2
Interest payable	30.2	24.3
Other current liabilities	77.8	95.2

Total current liabilities	315.9	343.6

Long-term debt	2,123.9	2,132.4
Pension obligations	106.8	134.5
Postretirement benefit obligations	30.7	24.8
Deferred income taxes	249.9	263.6
Reserve for asbestos claims	86.0	90.0
Other liabilities	47.8	58.5

Total liabilities	2,961.0	3,047.4

Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid in capital	533.6	662.6
Retained deficit	(379.8)	(374.2)
Accumulated other comprehensive loss	(99.7)	(131.1)

Total stockholders’ equity	54.2	157.4

Total liabilities and stockholders’ equity	$3,015.2	$3,204.8

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

	Year Ended March 31, 2010	Year Ended March 31, 2009
Operating activities
Net loss	$(5.6)	$(394.3)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	59.6	60.7
Amortization of intangible assets	49.7	48.9
Intangible impairment charges	—	422.0
Accretion of bond premium	(1.1)	(1.1)
Amortization of bond discount	2.4	—
Amortization of deferred financing costs	11.1	10.2
Deferred income taxes	(32.1)	(4.4)
Loss on dispositions of property, plant and equipment	2.5	0.8
Equity in (earnings) loss of unconsolidated affiliates	(0.5)	0.5
Non-cash restructuring charges	0.4	5.8
Non-cash loss on divestiture	—	—
Other non-cash (credits) charges	(0.2)	1.0
Stock-based compensation expense	5.5	6.9
Changes in operating assets and liabilities:
Receivables	29.8	28.2
Inventories	57.7	38.4
Other assets	5.0	(9.3)
Accounts payable	(0.5)	(41.9)
Accruals and other	(26.7)	(16.3)

Cash provided by operating activities	157.0	156.1

Investing activities
Expenditures for property, plant and equipment	(22.0)	(39.1)
Proceeds from the surrender of life insurance policies	—	0.9
Proceeds from dispositions of property, plant and equipment	—	0.3
Proceeds from sale of short-term investments	—	—
Acquisitions, net of cash acquired	—	(16.6)

Cash used for investing activities	(22.0)	(54.5)

Financing activities
Proceeds from issuance of long-term debt	0.5	—
Proceeds from borrowings on revolving credit facility	—	82.7
Proceeds from borrowings on acounts receivable securitization facility	—	30.0
Repayments of long-term debt	(116.1)	(3.2)
Repayments of short-term debt	(2.8)	—
Dividend payment to parent company	(30.0)	(70.0)
Payment of financing fees	(4.9)	—

Cash (used for) provided by financing activities	(153.3)	39.5
Effect of exchange rate changes on cash and cash equivalents	4.0	(5.5)

(Decrease) increase in cash and cash equivalents	(14.3)	135.6
Cash and cash equivalents at beginning of period	277.5	141.9

Cash and cash equivalents at end of period	$263.2	$277.5

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Fourth Quarter

(in millions)

(Unaudited)

	Fourth Quarter Ended
	March 31, 2010	March 31, 2009
Net income (loss)	$11.1	$(7.8)
Interest expense, net	47.3	43.1
Benefit for income taxes	(16.3)	(22.6)
Depreciation and amortization	27.7	27.5

EBITDA	69.8	40.2

Adjustments to EBITDA (1)
Intangible impairment charges	—	19.5
Restructuring and other similar costs	2.5	20.9
Stock option expense, net	1.4	1.9
LIFO (income) expense	(1.7)	1.7
Other expense, net	15.1	3.0

Subtotal of adjustment to EBITDA	17.3	47.0

Adjusted EBITDA	$87.1	$87.2

(1)	Notes to Reconciliation of EBITDA and Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, other expense, LIFO (income) expense and nonrecurring items, in each case as permitted under our credit agreement. Other expense, net for the quarter ended March 31, 2010, consists of management fee expense of $0.7 million, loss on the sale of fixed assets of $1.9 million, foreign currency transaction losses of $12.2 million and other miscellaneous expense of $0.3 million. Other expense, net for the quarter ended March 31, 2009, consists of management fee expense of $0.7 million, loss on the sale of fixed assets of $0.7 million, foreign currency transaction losses of $0.2 million, and other miscellaneous expense of $1.4 million.

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Fiscal Year Ended

(in millions)

(Unaudited)

	Fiscal Year Ended
	March 31, 2010	March 31, 2009
Net loss	$(5.6)	$(394.3)
Interest expense, net	183.7	178.4
(Benefit) provision for income taxes	(38.0)	8.0
Depreciation and amortization	109.3	109.6

EBITDA	249.4	(98.3)

Adjustments to EBITDA (1)
Intangible impairment charges	—	422.0
Restructuring and other similar costs	6.8	24.5
Stock option expense, net	5.5	6.9
Impact of inventory fair value adjustment	0.3	2.1
LIFO expense	1.7	7.4
CDSOA recovery	(0.8)	(1.8)
Other expense, net	17.2	2.7

Subtotal of adjustment to EBITDA	30.7	463.8

Adjusted EBITDA	$280.1	$365.5

(1)	Notes to Reconciliation of EBITDA and Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, other expense, LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other expense, net for the fiscal year ended March 31, 2010, consists of management fee expense of $3.0 million, transaction costs associated with the April 2009 debt exchange offer of $6.0 million, foreign currency transaction losses of $4.3 million, loss on the sale of fixed assets of $2.5 million, income in unconsolidated affiliates of $0.5 million and other miscellaneous expense of $1.9 million. Other expense, net for the fiscal year ended March 31, 2009, consists of management fee expense of $3.0 million, foreign currency translation gains of $2.4 million, loss on the sale of fixed assets of $0.7 million, loss in unconsolidated affiliates of $0.5 million and other miscellaneous expense of $0.9 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(Unaudited)

	Fiscal 2009
	Q1	Q2	Q3	Q4	Total
Net sales
Process and Motion Control	$340.6	$353.6	$315.6	$311.9	$1,321.7
Water Management	155.5	157.0	127.5	120.3	560.3
Corporate	—	—	—	—	—

Total	$496.1	$510.6	$443.1	$432.2	$1,882.0

Adjusted EBITDA
Process and Motion Control	$67.3	$69.7	$61.7	$68.7	$267.4
Water Management	32.8	31.8	20.6	17.0	102.2
Corporate	(4.4)	0.1	(1.3)	1.5	(4.1)

Total	$95.7	$101.6	$81.0	$87.2	$365.5

Adjusted EBITDA %
Process and Motion Control	19.8%	19.7%	19.6%	22.0%	20.2%
Water Management	21.1%	20.3%	16.2%	14.1%	18.2%
Total (including Corporate)	19.3%	19.9%	18.3%	20.2%	19.4%

	Fiscal 2010
	Q1	Q2	Q3	Q4	Total
Net sales
Process and Motion Control	$234.4	$238.4	$246.4	$284.5	$1,003.7
Water Management	133.5	131.3	119.3	122.2	506.3
Corporate	—	—	—	—	—

Total	$367.9	$369.7	$365.7	$406.7	$1,510.0

Adjusted EBITDA
Process and Motion Control	$37.4	$47.0	$51.6	$70.5	$206.5
Water Management	27.1	29.2	23.2	22.8	102.3
Corporate	(8.6)	(7.6)	(6.3)	(6.2)	(28.7)

Total	$55.9	$68.6	$68.5	$87.1	$280.1

Adjusted EBITDA %
Process and Motion Control	16.0%	19.7%	20.9%	24.8%	20.6%
Water Management	20.3%	22.2%	19.4%	18.7%	20.2%
Total (including Corporate)	15.2%	18.6%	18.7%	21.4%	18.5%